Exhibit 99.3

Computer Vision Systems Laboratories Corp.

Proforma Information

Audited

	CVSL	HCG		Proforma
	12/31/2011	12/31/2011	Adjustments	12/31/2011
STATEMENTS OF OPERATIONS

Revenue	$—	$876,238	$—	$876,238

Operating expenses	$(1,289,660)	$(878,640)	$—	$(2,168,300)

Other expense	$(3,447)	$(240)	$—	$(3,687)

Net (Loss) Income	$(1,293,107)	$(2,642)	$—	$(1,295,749)

On 9/25/12, Computer Vision Systems Laboratories, Corp. issued 438,086,034 common shares in exchange for all outstanding common shares of Happenings Communications Group, Inc.

Shares valued at fair market value of $.07	x	438,086,034	$30,666,022

Computer Vision Systems Laboratories Corp.

Proforma Information

(unaudited)

	CVSL	HCG			Proforma
	6/30/2012	6/30/2012		Adjustments	6/30/2012
BALANCE SHEETS

Current assets	$98,558	$105,715		$—	$204,273
Fixed assets, net	$—	$1,513		$—	$1,513
Intangible assets, net	$239,500	$—	(1)	$30,666,000	$30,839,399
			(2)	$(66,104)
Total Assets	$338,058	$107,228		$30,599,896	$31,045,185

Liabilities
Accounts payable and accrued expenses	$—	$68,221		$—	$68,221
Related party payables	$75,000	$25,241		$—	$100,241
Line of credit	$—	$23,649		$—	$23,649
Unearned revenue	$—	$72,824		$—	$72,824

Total Current Liabilities	$75,000	$189,935		$—	$264,935

Stockholders’ Equity
Common stock	$4,913	$10	(1)	$43,808	$48,724
			(2)	$(10)
Additional paid in capital	$4,938,143	$66,094	(1)	$30,622,192	$33,016,017
			(2)	$(66,094)
			(3)	$(2,544,324)
Unearned share-based compensation	$(2,135,674)	$—	(4)	$(1)	$(2,135,671)
Accumulated deficit	$(2,544,324)	$(148,810	)(3)	$2,544,324	$(148,807)

Total Stockholders’ (Deficit) Equity	$263,058	$(82,706)		$30,599,895	$30,780,250

Total Liabilities and Stockholders’ (Deficit) Equity	$338,058	$107,229		$30,599,895	$31,045,185

STATEMENTS OF OPERATIONS

Revenue	$—	$449,804		$—	$449,804

Operating expenses	$(178,480)	$(446,849)		$—	$(625,329)

Other expense	$(279,985)	$—		$—	$(279,985)

Net (Loss) Income	$(458,465)	$2,955		$—	$(455,510)

(1)	On 9/25/12, Computer Vision Systems Laboratories, Corp. issued 438,086,034 common shares in exchange for all outstanding common shares of Happenings Communications Group, Inc.
Shares valued at fair market value of $.07 x	438,086,034	$30,666,022
(2) Acquired company - eliminate capital accounts
(3)	Acquiring company - absorb accumulated deficit into additional paid in capital
(4) Rounding